Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

www.gracinmarlow.com

July 2, 2020

The Board of Directors

Adial Pharmaceuticals, Inc.

1001 Research Park Blvd., Suite 100

Charlottesville, Virginia 22911

Ladies and Gentlemen:

We have acted as counsel to Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (as amended or supplemented from time to time, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof relating to the registration for resale, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), of an aggregate of 2,115,000 shares of the Company’s common stock, par value $0.001 per share (the “Warrant Shares”), issuable upon exercise of certain outstanding warrants to purchase the Warrant Shares issued on June 9, 2020 (the “Warrants”). The Warrants and the Warrant Shares were issued and sold pursuant to a securities purchase agreement, dated as of June 9, 2020, by and among the Company and the purchasers identified on the signature pages thereto (the “Purchase Agreement”).

As counsel to the Company, we have examined the Registration Statement, the Warrants, the Purchase Agreement and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Warrant Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that the Company will, at the time of any issuance of Warrant Shares, have a sufficient number of authorized but unissued shares of Common Stock pursuant to its Certificate of Incorporation to so issue the relevant number of Warrant Shares. We have also assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrant Shares.

Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares have been duly and validly authorized, and when issued, sold and paid for upon exercise of the Warrants in accordance with the terms of the Warrants and in the manner contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

Adial Pharmaceuticals, Inc.

July 2, 2020

 We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP

GRACIN & MARLOW, LLP